EXHIBIT 99.1

Cautionary Statements Regarding Forward-looking Statements

From time to time, we may make written or oral forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. We generally identify forward-looking statements by using words like “believe,” “intend,” “target,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict,” or similar expressions. You can also identify forward-looking statements by their inclusion in discussions of strategy, plans or intentions. No undue reliance should be placed on forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements. These statements involve known and unknown risks, uncertainties or other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following:

•	If we are unable to profitably open and operate new stores, maintain the profitability of our existing stores and successfully complete our store remodel program, our business, financial condition and results of operations may be harmed.

•	We may be unable to successfully execute our expansion strategy or manage and sustain our growth and, as a result, our business may be harmed.

•	Our level of debt may limit the cash flow available for our operations and place us at a competitive disadvantage.

•	The agreements governing our debt impose restrictions on our business.

•	Our failure to satisfy covenants in our debt instruments would cause a default under those instruments.

•	The loss of any of our three key vendors, or of our exclusive distribution arrangements with our vendors, would negatively impact our business.

•	Competition in the markets in which we operate is strong and if we are unable to compete effectively, our ability to generate sales may suffer and our operating income and net earnings would decline.

•	A prolonged economic downturn could result in reduced sales and lower revenues and profitability.

•	Our operating results could be harmed if we are unable to integrate acquired companies into our operations.

•	We have made investments in the past and may make investments in the future without being able to achieve an adequate return, if any, on our investment.

•	If we are required to restructure our operations to comply with regulations governing our business, it could have a material effect on our business and operations.

•	Negative publicity arising from claims that we do not properly care for animals we sell could adversely affect how we are perceived by the public and reduce our revenues and profitability.

•	We depend on key personnel, and if we lose the services of any of our principal executive officers, including Mr. Devine, our Chairman, Mr. Myers, our Chief Executive Officer, and Mr. Hall, our President and Chief Operating Officer, we may not be able to run our business effectively.

•	Our management determined that there was a material weakness in our system of internal control over financial reporting and as a result concluded that our internal control over financial reporting was not effective as of January 29, 2005. While management subsequently concluded that we have fully remediated this material weakness, the efficacy of the steps we have taken is subject to continuing management review supported by confirmation and testing. The Company and its independent registered public accounting firm will complete the fiscal 2005 assessment of internal control over financial reporting subsequent to our fiscal year ending January 28, 2006, and until such time as the assessment is completed we cannot be certain that we have implemented and maintained adequate internal control over financial reporting. Insufficient internal control over financial reporting could result in material misstatement of financial information and cause investors to lose confidence in our reported financial information, which could result in a decline in the market price of our common stock.

•	We have been named as a party to several class action and derivative action lawsuits, and we may be named in additional litigation, all of which could require time and attention from certain members of management and result in significant legal expenses. An unfavorable outcome in one or more of these lawsuits could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•	Terrorism and the uncertainty of war may have a material adverse effect on our operating results.

•	Future sales of shares of our common stock in the public market may depress our stock price.

•	The price of our common stock may be volatile.

•	Our stock price may be adversely affected because our results of operations may fluctuate from quarter to quarter.

•	Takeover defense provisions may adversely affect the market price of our common stock.

•	For more information about these risks, see the discussion under the heading “Certain Cautionary Statements” in Item 1 of our Annual Report on Form 10-K for the fiscal year ended January 29, 2005 filed with the Securities and Exchange Commission, which is incorporated herein by reference.

•	Additionally, we incur significant expenses as a result of being a public company.

The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and Nasdaq, have required changes in corporate governance practices of public companies. These new rules and regulations have increased, and will continue to increase, our legal and financial compliance costs and make some activities more time-consuming and costly.